Exhibit 99.1

Galectin Therapeutics Announces $10 Million Credit Line from Richard E. Uihlein Sufficient to Cover Expected Expenditures Into 2019

NORCROSS, Ga., December 19, 2017 (GLOBE NEWSWIRE) — Galectin Therapeutics Inc. (NASDAQ:GALT), the leading developer of therapeutics that target galectin proteins, today announced it entered into a $10 million unsecured line of credit facility with stockholder and new director Richard E. Uihlein.

“I have been a shareholder and supporter of Galectin Therapeutics for many years, and I am very encouraged by the Company’s positive efficacy results in its NASH-CX trial for patients with cirrhosis due to NASH. My desire to provide this credit line was to assist the Company with favorable financing while it continues to progress the drug towards the goal of bringing therapy and hope to a large number of patients who have no currently approved treatment options.” said Richard E. Uihlein.

Borrowings under the credit line are at the Company’s discretion through December 31, 2018. Advances under the line of credit bear interest at the applicable Federal Rate for short term loans, which is currently 1.51%. Principal and interest are due on December 31, 2019 unless prepaid sooner in the sole discretion of the Company. The Company granted one million stock purchase warrants exercisable at $5.00 per share in connection with entering the line of credit. Half of the warrants vested at signing and half vest ratably with borrowings under the facility.

Richard E. Uihlein was elected to the board of directors of the Company at its annual meeting of stockholders on December 14, 2017. Mr. Uihlein also owns directly or indirectly more than 5% of the outstanding common stock in the Company.

“Mr. Uihlein is a tremendous supporter of the Company. We very much appreciate his commitment to serve on our board, and we thank him for this additional investment. By eliminating pressure to potentially consummate a very dilutive financing, we now believe we have financing resources to cover currently planned expenditures through 2018 and can focus on strategic plans regarding advancing GR-MD-02 for treatment of NASH patients with cirrhosis without varices,” said Dr. Peter G. Traber, M.D., CEO and CMO of Galectin Therapeutics.

About NASH Cirrhosis

NASH cirrhosis is the final stage in the progression of non-alcoholic steatohepatitis (NASH), a disease of the liver which affects millions of people in the U.S. and worldwide. The liver inflammation and cell death seen in NASH eventually causes progressive scarring the liver, which eventually can result in liver cirrhosis. While the early stages of NASH can be treated by changes in lifestyle, such as losing weight and exercising, once the disease progresses to NASH cirrhosis there is no treatment available short of a liver transplant. Of the total number of individuals in the world felt to have NASH, it is predicted that NASH cirrhosis will eventually kill 20 million of those people.

One of the results of NASH cirrhosis is an increase in blood pressure in the portal vein that brings blood and nutrients from the digestive tract through the liver and then out to the rest of the body. As the scarring effect of cirrhosis on the liver progresses, blood flow through the liver becomes more difficult, increasing the blood pressure in the portal vein, creating varying degrees of portal hypertension. Eventually, this increase in blood pressure causes the veins connected to the liver to dilate and form varices, similar to what is seen in varicose veins. In the NASH-CX clinical trial GR-MD-02 was seen to have a statistically significant effect of portal vein pressure on patients who had NASH cirrhosis but had yet to develop portal pressure severe enough to form esophageal varices.

About the NASH-CX Trial

The aim of the NASH-CX clinical trial was to evaluate the safety and efficacy of GR-MD-02 in patients with well-compensated NASH cirrhosis. The trial was a randomized, double-blind, placebo-controlled Phase 2b clinical trial which enrolled 162 NASH cirrhosis patients into the treatment phase; NASH-cirrhosis was confirmed both by liver biopsy and by confirmation of an elevated hepatic venous pressure gradient (HVPG). Enrolled patients received either 8 mg/kg or 2 mg/kg of GR-MD-02 or placebo every other week for 52 weeks, for a total of 26 doses. The primary study endpoint was a reduction in HVPG. Patients treated with GR-MD-02 were evaluated to determine the change in HVPG as compared to patients treated with placebo. (see: www.clinicaltrials.gov for further details).

The results showed a statistically significant and clinically relevant improvement in HVPG in the subset of patients in the trial with NASH cirrhosis without varices. There was a trend for improvement in the total group of patients, those with and without varices, that did not reach statistical significance. Moreover, there was an improvement in liver cell death (ballooning) on liver biopsy in the total population and reduced development of new esophageal varices in the patients without varices at baseline. We believe this is the first large, randomized clinical trial of any drug to demonstrate a clinically meaningful improvement in portal hypertension or important aspects of liver biopsy in patients with NASH cirrhosis. Further discussion of results can be found at http://investor.galectintherapeutics.com/static-files/3ce04bf6-a452-41f9-b1a7-313613023aac.

About GR-MD-02

GR-MD-02 is a complex carbohydrate drug that targets galectin-3, a critical protein in the pathogenesis of fatty liver disease and fibrosis. Galectin-3 plays a major role in diseases that involve scarring of organs including fibrotic disorders of the liver, lung, kidney, heart and vascular system. The drug binds to galectin proteins and disrupts their function. Preclinical data in animals have shown that GR-MD-02 has robust treatment effects in reversing liver fibrosis and cirrhosis.

About Galectin Therapeutics

Galectin Therapeutics is dedicated to developing novel therapies to improve the lives of patients with chronic liver and skin diseases and cancer. Galectin’s lead drug (GR-MD-02) is a carbohydrate-based drug that inhibits the galectin-3 protein that is directly involved in multiple inflammatory, fibrotic, and malignant diseases. The lead development program is in non-alcoholic steatohepatitis (NASH) with cirrhosis, the most advanced form of NASH related fibrosis. This is the most common liver disease and one of the largest drug development opportunities available today. Additional development programs are for treatment of severe atopic dermatitis, moderate-to-severe plaque psoriasis, and in combination immunotherapy for advanced melanoma and other malignancies. Galectin seeks to leverage extensive scientific and development expertise as well as established relationships with external sources to achieve cost-effective and efficient development. Additional information is available at www.galectintherapeutics.com.

Forward Looking Statements

This press release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance and use words such as “may,” “estimate,” “could,” “expect” and others. They are based on our current expectations and are subject to factors and uncertainties which could cause actual results to differ materially from those described in the statements.

These statements include those regarding the potential therapeutic benefits of our drugs and specifically the results of our NASH-CX clinical trial. Factors that could cause our actual performance to differ materially from those discussed in the forward-looking statements include, among others that:

•	the data presented thus far represent a top line analysis, and there may be changes in the final clinical trial report due to further analysis of the full data set including additional statistical analysis;

•	subsequent trials, if any, in whatever patient population chosen may fail to validate any positive results of our trial now concluded;

•	future phases or future clinical studies could prove prohibitively time consuming and/or costly;

•	plans regarding development, approval and marketing of any of our drugs are subject to change at any time based on the changing needs of our company as determined by management and regulatory agencies;

•	strategies, personnel, and spending projections may change;

•	due to the novel nature of our compounds, future phases of manufacturing scale-up and supporting chemical and physical characterizations for both trials and commercial purposes can be challenging and costly, and there is no certainty this can be accomplished nor certainty it would acceptable to regulators;

•	we may be unsuccessful in developing partnerships or other business relationships with other companies or obtaining capital that would allow us to further develop and/or fund any future studies or trials or sell or license our intellectual property; and, further,

•	there is the uncertainty that any drug in development could obtain regulatory approval in any patient population.

To date, we have incurred operating losses since our inception, and our future success may be impacted by our ability to manage costs and finance our continuing operations. For a discussion of additional factors impacting our business, see our Annual Report on Form 10-K for the year ended December 31, 2016, and our subsequent filings with the SEC. You should not place undue reliance on forward-looking statements. Although subsequent events may cause our views to change, we disclaim any obligation to update forward-looking statements.

Investor Contact:

Galectin Therapeutics, Inc.

Jack Callicutt, Chief Financial Officer

Media Contact:

Gregory FCA

Leigh Minnier, Vice President

610-228-2108

leigh@gregoryfca.com